Exhibit 10.1

YAHOO! INC.

701 First Avenue

Sunnyvale, California 94089

December 5, 2006

Mr. Daniel L. Rosensweig

c/o Yahoo! Inc.

701 First Avenue

Sunnyvale, California 94089

Re.                Separation Agreement

Dear Dan:

This letter agreement (this “Agreement”) will confirm our understanding with regard to your termination of employment with Yahoo! Inc. (the “Company”).

1.       Separation.  Your last day of work with the Company and your employment termination date will be the earlier of (a) March 31, 2007, or (b) such date as may be mutually agreed upon in writing by you and the Company (the “Separation Date”).  Notwithstanding the foregoing, between the date hereof and the Separation Date, the Company may allocate some or all of your job responsibilities to others and may appoint other persons also as Chief Operating Officer.  In addition, at the Company’s request, you shall provide transition services between the date hereof and the Separation Date.  You hereby resign as Chief Operating Officer of the Company (and as an officer and director of the Company and any subsidiary, as well as a fiduciary of any benefit plan of the Company) as of the Separation Date.  You shall execute such additional documents as requested by the Company to evidence the foregoing.  From the date hereof until the Separation Date, the Company will continue to pay your regular base salary, and you shall continue to be eligible for all benefits and perquisites that you currently enjoy, provided that you shall not be eligible for any new equity grants or other new incentive or bonus opportunities.

2.       Base Salary for 2007.  Subject to the provisions of Sections 16 and 17 hereof and the Delay Period described in Section 18(b)(ii) hereof, you shall be entitled to receive a lump-sum payment as of the Separation Date equal to your base salary as in effect as of the Separation Date in respect of the period from the Separation Date through December 31, 2007.  Such payment shall be in lieu of any payment to which you would be entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company, and shall be considered a part of, and not in addition to, any amount that may be payable to you under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

3.       Continued Medical and Dental Coverage.  Your group health insurance will cease on your Separation Date.  At that time, you will be eligible to continue your group health insurance benefits under the federal COBRA law or, if applicable, state insurance laws.  Subject to the provisions of Sections 16 and 17 hereof, for a period of one (1) year following the Separation Date (the “Benefits Continuation Period”), the Company shall pay the premiums for the continued medical and dental benefits (provided that you timely elect COBRA), provided that in the event that you become covered under substitute benefit plans of another employer prior to the expiration of the Benefits Continuation Period, the Company’s obligations under this Section 3 shall immediately cease.  The continuation of benefits provided for in this Section 3 is subject to the terms and conditions of the applicable benefit plans as they exist or may change for similarly situated executives from time to time and in accordance with applicable law.  The Benefits Continuation Period shall be counted against your applicable COBRA coverage period.

4.       Payment of 2006 Annual Bonus.  Subject to the provisions of Sections 16 and 17 hereof, your compliance with the terms of this Agreement through the later of the Separation Date and the date on which bonuses are paid to other senior executives of the Company and, if not paid prior to termination of employment, the Delay Period described in Section 18(b)(ii) hereof, you shall be entitled to receive in 2007 when bonuses are paid to other senior executives of the Company an annual bonus for the Company’s fiscal year ending December 31, 2006 in the amount of nine hundred thousand dollars ($900,000).

5.       Treatment of Outstanding Equity Awards.

(a)          Stock Options.

(i)                         General.  Subject to the provisions of Sections 16 and 17 hereof, except as provided in clause (ii) of this Section 5(a), all of your outstanding stock options shall continue to vest through the Separation Date, and shall remain exercisable following the Separation Date, in accordance with the terms of the applicable award agreement and the Company’s 1995 Stock Plan (as amended).  For purposes of the stock option granted to you on May 31, 2006 (the “2006 Option”), you will, in addition, be vested on the Separation Date in any portion of such stock option grant that would have vested between the Separation Date and May 31, 2007 if you had continued employment with the Company through such date, and your termination of employment on the Separation Date shall be deemed a termination on the basis described in Section 6(ii) of the award agreement with regard to the grant of the 2006 Option, and. accordingly, has the three (3) year post-termination exercise period provided for with regard thereto, subject to the provisions of Section 5(a)(iii) hereof and the other terms of the Company’s 1995 Stock Plan (as amended) and the grant.

(ii)                      Underwater Stock Options.  Subject to the provisions of Sections 5(a)(iii) and 5(c) hereof and all of the other terms and conditions of this Agreement, the post-termination exercise period for all of your

Company stock options that have or will become vested on or prior to May 31, 2007 (any such stock options to become vested between the Separation Date and May 31, 2007 shall be deemed vested as of the Separation Date) and that have an exercise price in excess of the fair market value of a share of the Company’s common stock as of the date of the meeting for approval of this Agreement by the Compensation Committee of the Board of Directors of the Company as set forth on the Schedule of Underwater Stock Options attached hereto as Exhibit A (the “Underwater Options”) shall be extended for a period of three (3) years following the Separation Date (or until the expiration of the applicable stock option term, if earlier).

(iii)                   Notwithstanding the forgoing and the fact that the Underwater Options and the 2006 Option shall be vested as provided above, your right to exercise the Underwater Options and the 2006 Option shall become effective at the rate of sixty percent (60%), twenty percent (20%) and twenty percent (20%) of the shares subject to each Underwater Option and the 2006 Option on each of the twelve (12)-month, twenty-four (24)-month and thirty (30)-month anniversaries of the Separation Date, respectively, and shall not be exercised prior to such permitted date (except as permitted by the Administrator pursuant to Section 16(b) of the Company’s 1995 Stock Plan (as amended)); provided, however, that your right to exercise the Underwater Options and the 2006 Option shall immediately cease and shall immediately terminate in accordance with the provisions of Section 5(c) hereof, or upon your breach of Section 10 hereof, or upon a material breach of any other term or condition of this Agreement; and provided, further, to the extent that the extension of the post-termination exercise period of the Underwater Options in accordance with the provisions of Section 5(a)(ii) hereof would cause the Underwater Options to fail to comply with the applicable provisions of Code Section 409A, the duration of such extension shall be limited to the maximum extent permitted under Code Section 409A (such determination to be made based on the final regulations under Code Section 409A or, if not issued prior to November 30, 2007, the interim or temporary regulations then in effect) without causing the Underwater Options to violate any of the applicable provisions of Code Section 409A, and all of the Underwater Options shall be exercisable for the thirty (30)-day period immediately prior to the expiration of the reduced post-termination exercise period.

(b)         Restricted Stock and Stock Unit Awards.  Subject to the provisions of Sections 16 and 17 hereof, except as provided in clauses (i) and (ii) of this Section 5(b), all of your outstanding restricted stock awards and restricted stock unit awards shall continue to vest through the Separation Date and be paid in accordance with the terms of the applicable award agreement and the Company’s 1995 Stock Plan (as amended).

(i)                                     December 20, 2005 and May 31, 2006 Performance-Based Restricted Stock Unit Awards.  Provided that you comply with your obligations to the Company through the Separation Date, including the provisions of this Agreement, the performance-based restricted stock unit awards granted to you under the Company’s 1995 Stock Plan (as amended) on December 20, 2005 and May 31, 2006 shall become fully vested as of the Separation Date, subject to the achievement of the applicable performance goals thereunder (other than continued employment beyond the Separation Date), and, subject to the Delay Period described in Section 18(b)(ii) hereof, be paid in accordance with the terms of the award agreement and the Company’s 1995 Stock Plan (as amended).

(ii)                                  February 1, 2005 Time-Based Restricted Stock Award.  Provided that you comply with your obligations to the Company through the Separation Date, including the provisions of this Agreement, 146,667 shares of the time-based restricted stock award granted to you under the Company’s 1995 Stock Plan (as amended) on February 1, 2005 shall become vested on the Separation Date.

(iii)                               Forfeiture.  In the event that you do not comply with your obligations to the Company through the Separation Date, including the provisions of this Agreement, your right to receive the enhanced vesting conferred under Sections 5(b)(i) and 5(b)(ii) hereof shall immediately cease and the restricted stock units covered by such provisions shall be forfeited without any further action of the Company.

(c)          Employment Forfeiture.  If, either prior to the Separation Date or during the three (3) years following the Separation Date, you in any way directly or indirectly own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with, or have any financial interest in, directly or indirectly, either Google Inc. or Microsoft Corporation (provided, however, that ownership of not more than one percent (1%) of the equity securities of any of the foregoing entities shall in no way be prohibited by this Section 5(c)), your right to exercise your outstanding stock options shall immediately cease and any and all stock options granted to you that then remain outstanding shall immediately terminate and be of no further force or effect and, if such failure to comply is prior to the Separation Date, your right to restricted stock units under Section 5(b) hereof to the extent not then vested shall terminate and be of no further force or effect.

6.       Accrued Obligations.  On the Separation Date, you will be paid for accrued, unused vacation days, if any, based on your base salary in effect as of your Separation Date, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement in accordance with Company policies.  You are entitled to these payments regardless of whether or not you sign this Agreement or the Supplemental Release described in Section 17 hereof.

7.       Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or other benefits after the Separation Date, with the exception of any benefit (other than a severance type benefit), the right to which has accrued and vested, under the express terms of a written employee benefit plan of the Company.

8.       Indemnification.  Your rights to indemnification under the By-Laws of the Company, as well as under other organizational documents, contractually or at law, shall continue with regard to actions or inactions by you while an officer of the Company.  In addition, the Company shall continue to cover you under the Company’s directors’ and officers’ liability insurance policies on the same basis as other officers and directors while liability exists with regard to such actions or inactions.

9.       Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers, telephones, credit cards, entry cards, identification badges and keys), and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You also agree to erase any such proprietary or confidential information of the Company contained in any electronic document or e-mail system in your possession, custody or control.  Notwithstanding the foregoing, you may retain the electronic computer and communications equipment at your home, provided that you deliver any hard drive to the Company so that it may be erased with regard to Company proprietary and confidential information.

10.    Proprietary Information Obligations.  You acknowledge and agree to comply with your continuing obligations under your Employment Letter with the Company dated April 21, 2002, including the Proprietary Information and Assignment of Inventions Agreement attached thereto; provided, however, that Section 10 of the Proprietary Information and Assignment of Inventions Agreement shall be amended and restated in its entirety to read as follows:

“Without limiting any other provision of this Agreement, I agree that while employed by the Company and thereafter through September 30, 2008, I will not, directly or indirectly, (i) induce any employee or full-time contractor of the Company to leave the employ or other service of the Company, (ii) solicit for hiring or retention any employee or full-time contractor of the Company or assist any other person or entity in soliciting for hire or retention any employee or full-time contractor of the Company (including any person who in the prior six (6) months had been an employee or full-time contractor of the Company), or (iii) solicit the business of any business partner of the Company (other than on behalf of the Company) in a manner competitive with the Company or interfere with any business partner’s relationship with the Company; provided, however, that (A) the provisions with regard to soliciting in clause (i) above shall not be violated by general advertising not targeted at employees or full-time contractors of the Company, (B) I may serve as a reference upon request so long as I am not involved with the person or entity on a business basis, and (C) this provision shall not be violated by action taken by any person or entity that I am associated with if I am not personally involved in any manner in the matter and have not identified such person or entity for soliciting or doing business with.”

11.    Nondisparagement.  You agree not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  The Company agrees that the individuals holding the titles of Chief Executive Officer of the Company, Chief Yahoo! of the Company and Executive Vice President of the Company as of the date hereof and the members of the Board of Directors of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about you or otherwise disparage you in any manner that is likely to be harmful to your business reputation.  The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties to the Company.

12.    Cooperation.  You agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved during your employment with the Company or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by the Company.  You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from so doing.  You agree not to cooperate voluntarily in any third party claims against the Company.  You understand that nothing in this Agreement prevents you from cooperating with any government investigation.

13.    Release of Claims.

(a)          In consideration for, and as a condition to receiving the benefits described in Sections 2 through 5 hereof to which you are not otherwise entitled, and in consideration for your continued employment with the Company through the Separation Date, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Worker Adjustment and Retraining and Notification Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended).  To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to your employment with the Company or the termination thereof.  If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company.  Your waiver, release and promises specified in this Section 13(a) do not apply to any rights or claims that may arise after the date you sign this Agreement.

(b)         Excluded from this release are any claims which cannot be waived by law in a private agreement between employer and employee, including but not limited to, the right to enforce this Agreement and recover for any breach of it, rights under California Labor Code Section 2802, and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or state or local fair employment practices agency.  You waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.

14.    Representations.  You acknowledge and represent that you have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party.  You also acknowledge and represent that you did not and do not have any rights under nor have you been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993 or any similar law of any jurisdiction.

15.    Release of Unknown Claims.  You acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

16.    Time to Consider; Effectiveness.  By signing this Agreement, you hereby acknowledge that:  (a) your waiver and release specified in Sections 13 and 15 hereof do not apply to any rights or claims that may arise after the date you sign this Agreement or with respect to your rights hereunder; (b) you have the right to consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to sign it earlier); (d) you have seven (7) days after you sign this Agreement to revoke it; and (e) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company’s Senior Vice President of Human Resources by such date.  To revoke your signature, you must notify the Company in writing within seven days of the date you signed this Agreement.  Such notice must be delivered by 5:00 p.m. of the seventh day and addressed to the Senior Vice President of Human Resources of the Company.  In the event that you do not sign this Agreement or if you revoke your signature, you will not be entitled to the payments and benefits described in Sections 2 through 5 hereof.

17.    Supplemental Release.  As a condition to receiving the amounts and benefits in Sections 2 through 5 hereof, you shall sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit B, within twenty-one (21) days after the Separation Date and not revoke the same within the time period provided therein.  If you do not sign the Supplemental Release or if you revoke it, you shall not be entitled to receive any of the amounts or benefits under Sections 2 through 5 hereof, but this Agreement (including the release contained herein) shall otherwise remain in full force and effect.

18.    Tax Matters.

(a)          Withholding.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)         Section 409A Compliance.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section

409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)                                  Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) (including any payment or distribution in respect of any restricted stock units granted to you under the Company’s 1995 Stock Plan (as amended) as described in Section 5(b) hereof) such payment or benefit shall not be made or provided (subject to the last sentence of this Section 18(b)(ii)) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined under Code Section 409A) or (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein, provided that any payment hereunder that would have been made to you on or after the Separation Date and prior to or during the Delay Period shall not be forfeited as a result of your failure to comply with the terms of this Agreement (other than Sections 16 and 17 hereof) after the date such payment otherwise would be due.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion.

(iii)                               In no event whatsoever (as a result of Sections 18(b)(i) and 18(b)(ii) hereof or otherwise) shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or Sections 18(b)(i) and 18(b)(ii) hereof.

19.    Public Statements; Press Releases.  Prior to the Separation Date, to the extent feasible, the Company shall provide you with a reasonable opportunity prior to release to review and comment on any formal public statements or press releases made by the Company relating to your termination of employment with the Company and shall consider such comments in good faith, but the ultimate determination of the contents of any such statement or release shall be made by the Company.

20.    Miscellaneous.  This Agreement, including its Exhibits, the documents referred to in Section 10 hereof (as modified herein), your arbitration agreement with the Company and your equity grants (as modified herein) constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns, provided, however, that you may not assign your rights or obligations hereunder.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  In the event of a breach or threatened breach of any provision of this Agreement, you agree that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you acknowledge that damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California; provided, however, that all matters related to the treatment of your outstanding equity awards, including under Section 5 hereof, shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

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IF THIS AGREEMENT IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW AND RETURN THE ORIGINAL TO THE COMPANY’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES AT 701 FIRST AVENUE, SUNNYVALE, CALIFORNIA 94089 BY 5:00 P.M. ON DECEMBER 26, 2006.

I wish you good luck in your future endeavors.

Sincerely,

YAHOO! INC.

By:	/s/Terry Semel
Name:	Terry Semel

Title:	Chief Executive Officer

Exhibit A – Schedule of Underwater Stock Options

Exhibit B – Supplemental Release

AGREED AND VOLUNTARILY EXECUTED:

/s/ Daniel L. Rosensweig
Daniel L. Rosensweig

Dated:  December 5, 2006

EXHIBIT A

Schedule of Underwater Stock Options of Daniel L. Rosensweig

Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised/ Released at 12/05/06	Vested at 12/05/06	Cancelled at 12/05/06	Unvested at 12/05/06	Outstanding/ Unreleased at 12/05/06	Exercisable/ Releasable at 12/05/06	Vested at Separation Date (including vested at 12/05/2006)

A9585252	12/16/2004	1995/NQ	150,000	$37.08000	0	65,625	0	84,375	150,000	65,625	84,375
A9590884	2/1/2005	1995/NQ	550,000	$34.75000	0	0	0	550,000	550,000	0	0
A9594660	12/20/2005	1995/NQ	125,000	$40.68000	0	0	0	125,000	125,000	0	31,250

			825,000		0	65,625	0	759,375	825,000	65,625	115,625

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EXHIBIT B

SUPPLEMENTAL RELEASE

Pursuant to the letter agreement dated December 5, 2006 by and between Yahoo! Inc. (the “Company”) and me (the “Separation Agreement”), I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Supplemental Release.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended).  To the maximum extent permitted by law, I also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to your employment with the Company or the termination thereof.  If, notwithstanding the above, I am awarded any money or other relief under such a claim, I hereby assign the money or other relief to the Company.  My waiver, release and promises specified in this paragraph do not apply to any rights or claims that may arise after the date I sign this Agreement.

Excluded from this general release are any claims which cannot be waived by law in a private agreement between employer and employee, including but not limited to, the right to enforce the Separation Agreement and recover for any breach of it, rights under California Labor Code Section 2802, and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or state or local fair employment practices agency.  I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party.  I also acknowledge and represent that I did not and do not have any rights under nor have I been denied any rights

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including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993 or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Supplemental Release or my rights with respect to the Separation Agreement; (b) I have the right to consult with an attorney prior to signing this Supplemental Release; (c) I have twenty-one (21) days to consider this Supplemental Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this Supplemental Release to revoke it; and (e) this Supplemental Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this Supplemental Release, assuming I have returned it to the Company’s Senior Vice President of Human Resources by such date (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

IF THIS AGREEMENT IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW ON OR AFTER THE SEPARATION DATE AND RETURN THE ORIGINAL TO THE COMPANY’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES AT 701 FIRST AVENUE, SUNNYVALE, CALIFORNIA 94089 BY 5:00 P.M. ON [INSERT DATE 21 DAYS FROM THE SEPARATION DATE].

By:		Date:	, 20
Daniel L. Rosensweig

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